TEMPUR SEALY REPORTS SECOND QUARTER 2017 RESULTS
- Net Sales in North America Declined, Excluding Mattress Firm Increased 10%
- Direct Sales in North America Increased 137%, Driven by Web Sales Increase of 190%

LEXINGTON, KY, July 27, 2017 - Tempur Sealy International, Inc. (NYSE: TPX) today announced financial results for the second quarter ended June 30, 2017. The Company also updated its financial guidance for the full year 2017.

SECOND QUARTER 2017 FINANCIAL SUMMARY

•
Total net sales decreased 18.0% to $659.3 million from $804.4 million in the second quarter of 2016. On a constant currency basis(1), total net sales decreased 17.2%, with a decrease of 21.0% in the North America business segment and an increase of 1.6% in the International business segment.

•	Gross margin was 40.7% as compared to 41.9% in the second quarter of 2016.

•	Operating income decreased 43.5% to $56.6 million as compared to $100.2 million in the second quarter of 2016.

•
Net income under U.S. generally accepted accounting principles ("GAAP") increased 15.0% to $24.5 million as compared to $21.3 million in the second quarter of 2016. GAAP net income decreased 56.0% to $24.5 million as compared to adjusted net income(1) of $55.7 million in the second quarter of 2016. The Company had no adjustments to GAAP net income in the second quarter of 2017. The Company incurred a $47.2 million loss on extinguishment of debt in the second quarter of 2016 in connection with financing activities in 2016.

•
Earnings before interest, tax, depreciation and amortization ("EBITDA")(1) decreased 30.6% to $85.8 million as compared to $123.7 million for the second quarter of 2016. EBITDA(1) decreased 31.2% as compared to adjusted EBITDA(1) of $124.7 million in the second quarter of 2016. The Company had no adjustments to EBITDA in the second quarter of 2017.

•
GAAP earnings per diluted share ("EPS") increased 28.6% to $0.45 as compared to $0.35 in the second quarter of 2016. GAAP EPS decreased 51.1% to $0.45 as compared to adjusted EPS(1) of $0.92 in the second quarter of 2016.

•
The Company ended the second quarter of 2017 with total debt and consolidated funded debt less qualified cash(1) of $1.9 billion. Leverage based on the ratio of consolidated funded debt less qualified cash to adjusted EBITDA(1) was 3.74 times for the trailing twelve months ended June 30, 2017.

KEY HIGHLIGHTS

(in millions, except percentages and per common share amounts)	Three Months Ended		% Change	% Change Constant Currency (1)
	June 30, 2017	June 30, 2016
Net sales	$659.3	$804.4	(18.0)%	(17.2)%
Net income	24.5	21.3	15.0%	20.2%
EPS	0.45	0.35	28.6%	34.3%
Adjusted EPS (1)	0.45	0.92	(51.1)%	(48.9)%
EBITDA (1)	85.8	123.7	(30.6)%	(29.2)%

Tempur Sealy International, Inc. Chairman and CEO Scott Thompson commented, "We are pleased with our sales and EBITDA performance, despite the loss of our largest customer, and, we are encouraged that our business trends accelerated throughout the quarter. While worldwide industry trends continue to be a bit sluggish, we have outperformed our expectations and are raising the midpoint of our 2017 financial guidance."

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Business Segment Highlights

The Company’s business segments include North America and International. Corporate operating expenses are not included in either of the business segments and are presented separately as a reconciling item to consolidated results.

North America net sales decreased 21.4% to $525.4 million from $668.2 million in the second quarter of 2016. On a constant currency basis(1), North America net sales decreased 21.0% compared to the second quarter of 2016. Gross margin was 37.9% as compared to 40.0% in the second quarter of 2016. Operating margin was 10.6% as compared to 15.5% in the second quarter of 2016.

In the second quarter of 2017, net sales to Mattress Firm were $1.2 million prior to the termination of our contract at the beginning of the quarter. In the second quarter of 2016, net sales to Mattress Firm were $191.4 million. Excluding Mattress Firm, North America net sales increased 10% driven by growth across all of our brands.

North America gross margin declined 210 basis points as compared to the second quarter of 2016. This was driven primarily by fixed cost deleverage on lower unit volume and unfavorable brand mix. This was slightly offset by improved productivity across our operations, channel mix, and lower floor model discounts. North America operating margin declined 490 basis points as compared to the second quarter of 2016. The decline in operating margin was driven by the gross margin decline as well as unfavorable operating expense leverage, and increased investments in our brand advertising campaign.

International net sales decreased 1.7% to $133.9 million from $136.2 million in the second quarter of 2016. On a constant currency basis(1), International net sales increased 1.6% compared to the second quarter of 2016. Gross margin was 52.1% as compared to 51.1% in the second quarter of 2016. Operating margin was 19.6% as compared to 17.0% in the second quarter 2016.

International gross margin increased 100 basis points as compared to the second quarter of 2016. The increase was primarily driven by favorable mix, which was partially offset by new product introductions. International operating margin increased 260 basis points as compared to the second quarter of 2016. The increase in operating margin was primarily driven by the improvement in gross margin, as well as, expense management, and improved performance in our Asia joint venture operations, which was offset by increased investments in our advertising.

Corporate operating expense decreased to $25.5 million from $26.3 million in the second quarter of 2016.

Balance Sheet

As of June 30, 2017, the Company reported $38.5 million in cash and cash equivalents and $1.9 billion in total debt, as compared to $65.7 million in cash and cash equivalents and $1.9 billion in total debt as of December 31, 2016.

Financial Guidance

The Company also today updated its financial guidance for 2017. For the full year 2017, the Company currently expects adjusted EBITDA(1) to range from $425 million to $450 million.

The Company noted its expectations are based on information available at the time of this release, and are subject to changing conditions, many of which are outside the Company's control.

The Company also noted that its 2017 outlook for adjusted EBITDA is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability.  The Company further noted that it is unable to reconcile this forward-looking non-GAAP financial measure to GAAP net income, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty the type and extent of certain items that would be expected to impact GAAP net income in 2017 but would not impact adjusted EBITDA. These items that impact comparability may include restructuring activities, the impact of the termination of contracts with Mattress Firm, foreign currency exchange rates, income taxes, and other items. The unavailable information could have a significant impact on the Company’s full year 2017 GAAP financial results.

(1) This is a non-GAAP financial measure. Please refer to "Non-GAAP Financial Measures and Constant Currency Information" below.

Conference Call Information

Tempur Sealy International, Inc. will host a live conference call to discuss financial results today, July 27, 2017, at 8:00 a.m. Eastern Time. The dial-in number for the conference call is 800-850-2903. The dial-in number for international callers is 224-357-2399. The call is also being webcast and can be accessed on the investor relations section of the Company's website, http://www.tempursealy.com. After the conference call, a webcast replay will remain available on the investor relations section of the Company’s website for 30 days.

Non-GAAP Financial Measures and Constant Currency Information

For additional information regarding adjusted net income, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, EBITDA, adjusted EBITDA, free cash flow, consolidated funded debt, and consolidated funded debt less qualified cash (all of which are non-GAAP financial measures), please refer to the reconciliations and other information included in the attached schedules. For information on the methodology used to present information on a constant currency basis, please refer to “Constant Currency Information” included in the attached schedules.

Forward-looking Statements

This press release contains "forward-looking statements," within the meaning of the federal securities laws, which include information concerning one or more of the Company's plans, objectives, goals, strategies, and other information that is not historical information. When used in this release, the words "estimates," "expects," "guidance," "anticipates," "projects," "plans," "proposed," "intends," "believes," and variations of such words or similar expressions are intended to identify forward-looking statements. These forward-looking statements include, without limitation, statements relating to the Company’s expectations regarding adjusted EBITDA for 2017 and performance generally for 2017 and subsequent periods. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the Company will realize these expectations or that these beliefs will prove correct.

Numerous factors, many of which are beyond the Company's control, could cause actual results to differ materially from those expressed as forward-looking statements. These risk factors include risks associated with the termination of the Company's relationship with Mattress Firm; risks associated with the Company’s capital structure and debt level; general economic, financial and industry conditions, particularly in the retail sector, as well as consumer confidence and the availability of consumer financing; changes in product and channel mix and the impact on the Company's gross margin; changes in interest rates; the impact of the macroeconomic environment in both the U.S. and internationally on the Company's business segments; uncertainties arising from global events; the effects of changes in foreign exchange rates on the Company’s reported earnings; consumer acceptance of the Company’s products; industry competition; the efficiency and effectiveness of the Company’s advertising campaigns and other marketing programs; the Company’s ability to increase sales productivity within existing retail accounts and to further penetrate the Company’s retail channel, including the timing of opening or expanding within large retail accounts and the timing and success of product launches; the effects of consolidation of retailers on revenues and costs; changes in demand for the Company's products by significant retailer customers; the Company’s ability to expand brand awareness, distribution and new products; the Company’s ability to continuously improve and expand its product line, maintain efficient, timely and cost-effective production and delivery of its products, and manage its growth; the effects of strategic investments on the Company’s operations; changes in foreign tax rates and changes in tax laws generally, including the ability to utilize tax loss carry forwards; the outcome of various pending tax audits or other tax, regulatory or investigation proceedings and pending litigation; changing commodity costs; the effect of future legislative or regulatory changes; and disruptions to the implementation of the Company's strategic priorities and business plan caused by abrupt changes in the Company's senior management team and Board of Directors.

Other potential risk factors include the risk factors discussed under the heading "Risk Factors" under ITEM 1A of Part 1 of the Company's Annual Report on Form 10-K for the year ended December 31, 2016. There may be other factors that may cause the Company's actual results to differ materially from the forward-looking statements. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made.

About Tempur Sealy International, Inc.

Tempur Sealy International, Inc. (NYSE: TPX) develops, manufactures and markets mattresses, foundations, pillows and other products. The Company’s brand portfolio includes many highly recognized brands in the industry, including Tempur®, Tempur-Pedic®, Sealy® featuring Posturepedic® Technology, and Stearns & Foster®. World headquarters for Tempur Sealy International is in Lexington, KY. For more information, visit http://www.tempursealy.com or call 800-805-3635.

Investor Relations Contact:

Aubrey Moore
Investor Relations
Tempur Sealy International, Inc.
800-805-3635
Investor.relations@tempursealy.com

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(in millions, except percentages and per common share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,		Chg %	June 30,		Chg %
	2017	2016		2017	2016
Net sales	$659.3	$804.4	(18.0)%	$1,381.4	$1,525.4	(9.4)%
Cost of sales (1)	390.7	467.5		826.2	897.5
Gross profit	268.6	336.9	(20.3)%	555.2	627.9	(11.6)%
Selling and marketing expenses	152.3	172.8		306.0	322.9
General, administrative and other expenses	69.0	71.9		135.5	143.6
Customer termination charges, net (1)	—	—		14.4	—
Equity income in earnings of unconsolidated affiliates	(4.4)	(3.4)		(7.1)	(6.2)
Royalty income, net of royalty expense	(4.9)	(4.6)		(9.7)	(9.3)
Operating income	56.6	100.2	(43.5)%	116.1	176.9	(34.4)%

Other expense, net:
Interest expense, net	22.1	23.1		44.2	44.5
Loss on extinguishment of debt	—	47.2		—	47.2
Other (income) expense, net	(0.3)	0.7		(9.5)	(0.3)
Total other expense, net	21.8	71.0		34.7	91.4

Income before income taxes	34.8	29.2	19.2%	81.4	85.5	(4.8)%
Income tax provision	(13.1)	(9.2)		(27.7)	(26.5)
Net income before non-controlling interests	21.7	20.0	8.5%	53.7	59.0	(9.0)%
Less: Net loss attributable to non-controlling interests	(2.8)	(1.3)		(4.7)	(1.9)
Net income attributable to Tempur Sealy International, Inc.	$24.5	$21.3	15.0%	$58.4	$60.9	(4.1)%

Earnings per common share:
Basic	$0.45	$0.35		$1.08	$1.00
Diluted	$0.45	$0.35	28.6%	$1.07	$0.99	8.1%
Weighted average common shares outstanding:
Basic	53.9	60.2		53.9	61.1
Diluted	54.5	60.8		54.6	61.7

Please refer to Footnotes at the end of this release.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in millions)

	June 30, 2017	December 31, 2016
ASSETS	(unaudited)

Current Assets:
Cash and cash equivalents	$38.5	$65.7
Accounts receivable, net	356.2	345.1
Inventories	194.5	196.8
Prepaid expenses and other current assets	58.4	63.9
Total Current Assets	647.6	671.5
Property, plant and equipment, net	424.8	422.2
Goodwill	727.6	722.5
Other intangible assets, net	672.9	678.7
Deferred income taxes	25.5	22.5
Other non-current assets	212.8	185.2
Total Assets	$2,711.2	$2,702.6

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$231.8	$219.3
Accrued expenses and other current liabilities	227.5	250.1
Income taxes payable	9.9	5.8
Current portion of long-term debt	68.4	70.3
Total Current Liabilities	537.6	545.5
Long-term debt, net	1,793.2	1,817.8
Deferred income taxes	163.3	174.6
Other non-current liabilities	190.0	169.3
Total Liabilities	2,684.1	2,707.2

Redeemable non-controlling interest	5.3	7.6

Total Stockholders' Equity (Deficit)	21.8	(12.2)
Total Liabilities, Redeemable Non-Controlling Interest and Stockholders' Equity (Deficit)	$2,711.2	$2,702.6

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Six Months Ended
	June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income before non-controlling interests	$53.7	$59.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	39.7	36.0
Amortization of stock-based compensation	2.6	10.6
Amortization of deferred financing costs	1.1	2.5
Bad debt expense	6.0	1.8
Deferred income taxes	(13.4)	(0.9)
Dividends received from unconsolidated affiliates	3.5	3.6
Equity income in earnings of unconsolidated affiliates	(7.1)	(6.2)
Non-cash interest expense on 8.0% Sealy Notes	—	3.6
Loss on extinguishment of debt	—	47.2
(Gain) loss on sale of assets	(1.3)	0.5
Foreign currency adjustments and other	0.7	(1.2)
Changes in operating assets and liabilities	(10.3)	(104.6)
Net cash provided by operating activities	75.2	51.9

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(25.9)	(24.3)
Other	0.9	—
Net cash used in investing activities	(25.0)	(24.3)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings under long-term debt obligations	718.9	1,435.3
Repayments of borrowings under long-term debt obligations	(745.9)	(1,230.4)
Proceeds from exercise of stock options	1.9	6.0
Excess tax benefit from stock-based compensation	—	3.0
Treasury stock repurchased	(44.1)	(217.3)
Payment of deferred financing costs	(0.4)	(6.2)
Fees paid to lenders	—	(7.8)
Call premium on 2020 Senior Notes	—	(23.6)
Other	(2.7)	0.4
Net cash used in financing activities	(72.3)	(40.6)
NET EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(5.1)	(3.0)
Decrease in cash and cash equivalents	(27.2)	(16.0)
CASH AND CASH EQUIVALENTS, beginning of period	65.7	153.9
CASH AND CASH EQUIVALENTS, end of period	$38.5	$137.9

Summary of Channel Sales

The following table highlights net sales information, by channel and by segment, for the three months ended June 30, 2017 and 2016:

	Three Months Ended June 30,
(in millions)	Consolidated		North America		International
	2017	2016	2017	2016	2017	2016
Wholesale (1)	$604.4	$766.0	$496.0	$655.8	$108.4	$110.2
Direct (2)	54.9	38.4	29.4	12.4	25.5	26.0
	$659.3	$804.4	$525.4	$668.2	$133.9	$136.2

(1)	The Wholesale channel includes all third party retailers, including third party distribution, hospitality, and healthcare.
(2)	The Direct channel includes company-owned stores, e-commerce and call centers.

TEMPUR SEALY INTERNATIONAL, INC. AND SUBSIDIARIES
Reconciliation of Non-GAAP Measures
(in millions, except percentages, ratios and per common share amounts)

The Company provides information regarding adjusted net income, adjusted EPS, adjusted gross profit, adjusted gross margin, adjusted operating income (expense), adjusted operating margin, EBITDA, adjusted EBITDA, consolidated funded debt and consolidated funded debt less qualified cash, and free cash flow which are not recognized terms under GAAP and do not purport to be alternatives to net income and earnings per share as a measure of operating performance or an alternative to total debt. The Company believes these non-GAAP measures provide investors with performance measures that better reflect the Company’s underlying operations and trends, including trends in changes in margin and operating expenses, providing a perspective not immediately apparent from net income and operating income. The adjustments management makes to derive the non-GAAP measures include adjustments to exclude items that may cause short-term fluctuations in the nearest GAAP measure, but which management does not consider to be the fundamental attributes or primary drivers of the Company's business, including costs associated with its 2013 acquisition of Sealy Corporation and its subsidiaries (the "Sealy Acquisition"), costs associated with the completion of the new credit facility ("2016 Credit Agreement") and senior notes offering in the second quarter of 2016, the exclusion of charges associated with the Mattress Firm termination in the first quarter of 2017 and other costs.

The Company believes that exclusion of these items assists in providing a more complete understanding of the Company’s underlying results from continuing operations and trends, and management uses these measures along with the corresponding GAAP financial measures to manage the Company’s business, to evaluate its consolidated and business segment performance compared to prior periods and the marketplace, to establish operational goals and to provide continuity to investors for comparability purposes. Limitations associated with the use of these non-GAAP measures include that these measures do not present all of the amounts associated with our results as determined in accordance with GAAP and these non-GAAP measures should be considered supplemental in nature and should not be construed as more significant than comparable measures defined by GAAP. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies. For more information about these non-GAAP measures and a reconciliation to the nearest GAAP measure, please refer to the reconciliations on the following pages.

Constant Currency Information

In this press release the Company refers to, and in other press releases and other communications with investors the Company may refer to, net sales or earnings or other historical financial information on a “constant currency basis," which is a non-GAAP financial measure. These references to constant currency basis do not include operational impacts that could result from fluctuations in foreign currency rates. To provide information on a constant currency basis, the applicable financial results are adjusted based on a simple mathematical model that translates current period results in local currency using the comparable prior corresponding period’s currency conversion rate. This approach is used for countries where the functional currency is the local country currency. This information is provided so that certain financial results can be viewed without the impact of fluctuations in foreign currency rates, thereby facilitating period-to-period comparisons of business performance.

Adjusted Net Income and Adjusted EPS

A reconciliation of GAAP net income to adjusted net income and a calculation of adjusted EPS is provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the reconciliation of the Company’s GAAP net income to adjusted net income and a calculation of adjusted EPS for the three months ended June 30, 2017 and 2016:

Please refer to Footnotes at the end of this release.

	Three Months Ended
(in millions, except per share amounts)	June 30, 2017	June 30, 2016
GAAP net income	$24.5	$21.3
Loss on extinguishment of debt (2)	—	47.2
Interest expense (3)	—	2.1
Integration costs (4)	—	1.0
Tax adjustments (5)	—	(15.9)
Adjusted net income	$24.5	$55.7

Adjusted earnings per common share, diluted	$0.45	$0.92

Diluted shares outstanding	54.5	60.8

Adjusted Gross Profit and Gross Margin and Adjusted Operating Income (Expense) and Operating Margin

A reconciliation of GAAP gross profit and gross margin to adjusted gross profit and gross margin, respectively, and GAAP operating income (expense) and operating margin to adjusted operating income (expense) and operating margin, respectively, is provided below. Management believes that the use of these non-GAAP financial measures provides investors with additional useful information with respect to the impact of various adjustments as described in the footnotes at the end of this release.

The following table sets forth the Company's reported GAAP gross profit and operating income (expense) for the three months ended June 30, 2017. The Company had no adjustments to GAAP gross profit and operating income (expense) for the three months ended June 30, 2017:

	2Q 2017
(in millions, except percentages)	Consolidated	Margin	North America	Margin	International	Margin	Corporate
Net sales	$659.3		$525.4		$133.9		$—

Gross profit	$268.6	40.7%	$198.9	37.9%	$69.7	52.1%	$—

Operating income (expense)	$56.6	8.6%	$55.8	10.6%	$26.3	19.6%	$(25.5)

The following table sets forth the reconciliation of the Company's reported GAAP gross profit and operating income (expense) to the calculation of adjusted gross profit and operating income (expense) for the three months ended June 30, 2016:

	2Q 2016
(in millions, except percentages)	Consolidated	Margin	North America (6)	Margin	International	Margin	Corporate (7)
Net sales	$804.4		$668.2		$136.2		$—

Gross profit	$336.9	41.9%	$267.3	40.0%	$69.6	51.1%	$—
Adjustments	0.1		0.1		—		—
Adjusted gross profit	$337.0	41.9%	$267.4	40.0%	$69.6	51.1%	$—

Operating income (expense)	$100.2	12.5%	$103.3	15.5%	$23.2	17.0%	$(26.3)
Adjustments	1.0		0.4		—		0.6
Adjusted operating income (expense)	$101.2	12.6%	$103.7	15.5%	$23.2	17.0%	$(25.7)

Please refer to Footnotes at the end of this release.

EBITDA, Adjusted EBITDA, Consolidated Funded Debt Less Qualified Cash and Free Cash Flow

The following reconciliations are provided below:

•	GAAP net income to EBITDA and adjusted EBITDA

•	Total debt to consolidated funded debt less qualified cash

•	Ratio of consolidated funded debt less qualified cash to adjusted EBITDA

•	Net cash from operating activities to free cash flow

Management believes that presenting these non-GAAP measures provides investors with useful information with respect to the Company’s operating performance, cash flow generation, and comparisons from period to period, as well as general information about the Company's progress in reducing its leverage.

The following table sets forth the reconciliation of the Company’s reported GAAP net income to the calculations of EBITDA and adjusted EBITDA for the three months ended June 30, 2017 and 2016:

	Three Months Ended
(in millions)	June 30, 2017	June 30, 2016
GAAP net income	$24.5	$21.3
Loss on extinguishment of debt (2)	—	47.2
Interest expense	22.1	23.1
Income taxes	13.1	9.2
Depreciation and amortization	26.1	22.9
EBITDA	$85.8	$123.7
Adjustments:
Integration costs (4)	—	1.0
Adjusted EBITDA	$85.8	$124.7

The following table sets forth the reconciliation of the Company's net income to the calculations of EBITDA and adjusted EBITDA for the trailing twelve months ended June 30, 2017:

Trailing Twelve Months Ended
(in millions)	June 30, 2017
Net income	$199.6
Interest expense, net	84.9
Income taxes	88.0
Depreciation and amortization	85.2
EBITDA	$457.7
Adjustments
Customer termination charges (8)	34.3
Restructuring costs (9)	7.8
Adjusted EBITDA	$499.8

Consolidated funded debt less qualified cash	$1,867.7

Ratio of consolidated funded debt less qualified cash to adjusted EBITDA	3.74 times

Under the Company's 2016 Credit Agreement, adjusted EBITDA contains certain restrictions that limit adjustments to GAAP net income when calculating adjusted EBITDA. For the twelve months ended June 30, 2017, the Company's adjustments to GAAP net income when calculating adjusted EBITDA did not exceed the allowable amount under the 2016 Credit Agreement.

Please refer to Footnotes at the end of this release.

The ratio of adjusted EBITDA under the Company's 2016 Credit Agreement to consolidated funded debt less qualified cash is 3.74 times for the trailing twelve months ended June 30, 2017. The Company's 2016 Credit Agreement requires the Company to maintain a ratio of consolidated funded debt less qualified cash to adjusted EBITDA of less than 5.00:1.00 times.

The following table sets forth the reconciliation of the Company's reported total debt to the calculation of consolidated funded debt less qualified cash as of June 30, 2017. "Consolidated funded debt" and "qualified cash" are terms used in the Company's 2016 Credit Agreement for purposes of certain financial covenants.

(in millions)	June 30, 2017
Total debt, net	$1,861.6
Plus: Deferred financing costs (10)	12.2
Total debt	1,873.8
Plus: Letters of credit outstanding	22.9
Consolidated funded debt	$1,896.7
Less:
Domestic qualified cash (11)	14.9
Foreign qualified cash (11)	14.1
Consolidated funded debt less qualified cash	$1,867.7

The following table sets forth the reconciliation of the Company's net cash from operating activities to free cash flow for the six months ended and trailing twelve months ended June 30, 2017 and 2016:

	Six Months Ended June 30,		Trailing Twelve Months Ended June 30,
(in millions)	2017	2016	2017	2016
Net cash provided by operating activities	$75.2	$51.9	$188.8	$285.0
Subtract: Purchases of property, plant and equipment	25.9	24.3	64.0	56.2
Free cash flow	$49.3	$27.6	$124.8	$228.8

Please refer to Footnotes at the end of this release.

Footnotes:

(1)
In the first quarter of 2017, the Company recorded $25.9 million of net charges related to the termination of the relationship with Mattress Firm. Cost of sales included $11.5 million of charges related to the write-off of customer-unique inventory and product obligations. Operating expenses included $14.4 million of net charges, which included a write-off of $17.2 million for customer incentives and marketing assets, $5.8 million of employee-related costs and $0.7 million of professional fees. These charges were offset by $9.3 million of benefit related to the change in estimate associated with performance-based stock compensation that is no longer probable of payout following the Mattress Firm termination.

(2)	Loss on extinguishment of debt represents costs associated with the completion of a credit facility and senior notes offering in the second quarter of 2016.
(3)	Interest expense represents incremental interest incurred in connection with the completion of a senior notes offering in the second quarter of 2016.
(4)
Integration costs represents costs, including legal fees, professional fees, compensation costs and other charges related to the transition of manufacturing facilities, and other costs related to the continued alignment of the North America business segment related to the Sealy Acquisition.

(5)	Adjusted income tax provision represents adjustments associated with the aforementioned items and other discrete income tax events.
(6)
Adjustments for the North America business segment represent integration costs (which include compensation costs, professional fees and other charges related to the transition of manufacturing facilities) and other costs to support the continued alignment of the North America business segment related to the Sealy Acquisition in the second quarter of 2016.

(7)	Adjustments for Corporate represent integration costs, which include professional fees and other charges to align the business related to the Sealy Acquisition in the second quarter of 2016.
(8)
Adjusted EBITDA excludes $34.3 million of charges related to the termination of the relationship with Mattress Firm. This amount represents the $25.9 million of net charges discussed in Footnote 1 above, and adds the net amortization impact of $8.4 million of stock-based compensation benefit incurred in the first quarter of 2017.

(9)	Restructuring costs represents costs associated with headcount reduction and store closures.
(10)
The Company presents deferred financing costs as a direct reduction from the carrying amount of the related debt in the Condensed Consolidated Balance Sheets. For purposes of determining total debt for financial covenant purposes, the Company has added these costs back to total debt, net as calculated per the Condensed Consolidated Balance Sheets.

(11)
Qualified cash as defined in the 2016 Credit Agreement equals 100.0% of unrestricted domestic cash plus 60.0% of unrestricted foreign cash. For purposes of calculating leverage ratios, qualified cash is capped at $150.0 million.